F.N.B. Corporation Names New Director
James D. Chiafullo Joins Experienced Corporate Board

Hermitage, PA – September 24, 2012 – F.N.B. Corporation (NYSE: FNB) today announced the appointment of James D. Chiafullo as the newest member of its Board of Directors, effective October 1, 2012.

Chiafullo is a Director in the Business Group of the law firm Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania, where he also chairs the firm’s Commercial Finance practice and serves as Vice President of Technology. Previously, he was a general partner for more than ten years at Thorp Reed & Armstrong in Pittsburgh and in-house counsel for Gulf Oil Corporation in Houston, Texas.

Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation, comments, “Jim has more than 25 years of extensive legal experience counseling the boards of privately owned and public companies regarding financial and merger transactions, corporate governance and regulatory matters. This, in addition to his dedicated role as a community leader, makes him a valuable addition to F.N.B. Corporation’s Board of Directors.”

Chiafullo earned a Doctorate of Jurisprudence from the University of Pittsburgh’s School of Law, and he graduated with honors, earning a Bachelor of Arts in Economics from the University of Pittsburgh. In addition to lecturing and writing materials for the Pennsylvania Bar Institute in the areas of corporate, finance and franchise law, Chiafullo provides leadership to numerous organizations. Currently, he serves as Chairman of the Governance Committee for the board of the Epilepsy Foundation of Western/Central Pennsylvania and Chairman of the National Association of Corporate Directors, Three Rivers Chapter. He previously served on the Pittsburgh Region Community Board for First National Bank, F.N.B. Corporation’s largest subsidiary, as a member of the Hearing Committee of the Disciplinary Board of the Supreme Court of Pennsylvania, and as a member of the Bipartisan Pennsylvania Senate Government and Cost Study Commission.

Since 2004, Chiafullo has been honored several times among The Best Lawyers in America for his contributions to corporate law, as well as corporate mergers and acquisitions. Since 2010, he has been listed in Chambers, USA, as a leading lawyer for business.

About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $11.8 billion. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.

Media Contact:
Kathy Hammons
724-983-3303
724-699-0449 (cell)
hammons@fnb-corp.com